Exhibit 15.2

JAMES STAFFORD

James Stafford

Chartered Accountants

Suite 350 – 1111 Melville Street

Vancouver, British Columbia

Canada V6E 3V6

Telephone +1 604 669 0711

Facsimile +1 604 669 0754

* Incorporated professional, James Stafford, Inc.

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alberta Star Development Corp.

We consent to the incorporation of our report dated 20 February 2008, except for Notes 3, 18 and 19, as to which the date is 15 January 2009, with respect to the balance sheets of Alberta Star Development Corp. as at 30 November 2007 and 2006, and the related statements of loss, comprehensive loss and deficit, cash flows and changes in shareholders’ equity for the period from 6 September 1996 (Date of Inception) to 30 November 2007 and for each of the years in the three-year period ended 30 November 2007 in the Annual Report on Form 20-F/A of Alberta Star Development Corp. dated 16 January 2009.  Our report dated 20 February 2008, except for Notes 3, 18 and 19, as to which the date is 15 January 2009 included additional comments for U.S. readers on Canada – U.S. Reporting Differences. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ James Stafford
Vancouver, Canada	Chartered Accountants

16 January 2009